EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  January 14, 2011

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. REPORTS SALES TRENDS FOR 2010 HOLIDAY PERIOD

-- Company Updates Quarter-to-Date Preliminary Sales Figures --

ST. LOUIS, January 14, 2011 – CPI Corp. (NYSE: CPY) today announced fourth quarter-to-date sales comparisons for the first eight weeks of its Fiscal 2010 fourth quarter ending February 5, 2011, including holiday season results.  Total sales on a point-of-sale (POS) basis for this period declined 5% to $101.1 million from $106.8 million in the prior-year comparable period.

Same-store sales for the eight week period, on a point of sale basis excluding foreign currency translation and the positive impact of the Kiddie Kandids operations, declined 12% compared with the prior year.  Same-store sales for the Company’s PictureMe Portrait Studio® brand decreased by 8% with a sittings decline of 13%, while same-store sales and sittings at Sears Portrait Studios declined by 16% and 14%, respectively.

“Although we’re disappointed with our holiday season results, we’ve enjoyed significantly better trends in the last three weeks of the period across all our brands and are managing costs well,” said Renato Cataldo, President and Chief Executive Officer.  “While the difficult holiday will pressure full-year results, our cash flows remain strong, and we are encouraged heading into 2011.”

The Company’s disclosure of 2010 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company’s annual performance.  Final results for the Company’s fiscal year 2010 are anticipated to be reported in mid-April 2011.

As of January 12, 2011, the Company has purchased nearly 300,000 shares under its repurchase program.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears, Walmart and Babies “R” Us stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears, Walmart and Toys “R” Us, the approval of the Company’s business practices and operations by Sears, Walmart and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Sears and Toys “R” Us under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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